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                                                                    EXHIBIT 10.8



                       CONTRACT FOR MARINE TRANSPORTATION


Martin Midstream Partners LP (hereinafter called "Owner") agrees to provide transportation services to Martin Resource Management Corporation and its affiliates (hereinafter called "Charterer") in bulk on board its marine vessels, under the following terms and conditions:

1. TERM This agreement shall have a three-year term, commencing on September __, 2002 (the "Commencement Date"). Thereafter, the agreement shall automatically renew for successive one-year periods unless either party terminates this agreement by providing written notice of such termination to the other party at least 30 days prior to the expiration of the then-applicable term.

2. VESSELS SUBJECT TO
      THIS CONTRACT         1)  M/V Dani Mayes,
                            2)  M/V Joel Smith,
                            3)  M/V Mary Edwards,
                            4)  M/V Martin Challenger, and
                            5)  barges associated with such vessels
                                (collectively, such vessels and barges are referred to herein as the "Vessels").

                            The Vessels shall be operated and equipped in compliance with applicable Coast Guard regulations.

3. SPOT CONTRACTS           Owner and Charterer agree that the Charterer's use
                            of the Vessels under this agreement will be on a spot-contract basis and based on the then-availability of the Vessels. Each individual use of a vessel shall be evidenced by a written agreement between the parties, which agreement will contain the following information:

                            1)  The origination (load) and destination
                                (discharge) ports.
                            2)  The cargo to be transported.
                            3)  The volume to be transported.
                            4)  The shipping rate or rates.
                            5)  The term of the contract.


4. RATES The parties agree that the rates and related terms charged by Owner to Charterer under any individual spot contract will be on then-applicable market terms.

5. MINIMUM USE              Charterer agrees that for the initial three-year
                            term of this agreement, it will execute enough spot contracts under this agreement so that owner receives the "Base Revenue Amount" (as such term is defined below) under this agreement during each 12-month period following the Commencement Date. The term "Base Revenue Amount" means the difference of $5,600,000 minus all "Freight Revenue" (as defined below) received from third parties during the applicable 12-month period. The term "Freight
                            Revenue" means any revenue generated from the sale of any services using the vessels, including revenues relating to freight charges, demurrage, charter hire, heating charges, fleeting charges, insurance surcharges, tanking cleaning charges, tankerman fees, port or harbor charges and similar charges. If Owner does not receive the Base Revenue
                            Amount for any such 12-month period, Charterer agrees to pay Owner any deficiency within 30 days following the applicable anniversary of the Commencement Date.

6. BARGE COVERAGE
      TERMS The "Barge Coverage Terms" attached hereto as Exhibit A to apply to this contract and are hereby incorporated herein by reference.



MARTIN MIDSTREAM PARTNERS L.P.            MARTIN RESOURCE MANAGEMENT CORPORATION

   By:  Martin Midstream GP LLC,
   Its:  General Partner


   By:                                    By:
      --------------------------------       -----------------------------
   Its:  President                        Its:  President



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                                   EXHIBIT A

                              BARGE COVERAGE TERMS

RIDER TO BE MADE A PART OF THE CONTRACT FOR MARINE TRANSPORTATION DATED ________ BETWEEN OWNER AND CHARTERER.

         1. OFFHIRE. The Vessel shall be declared offhire in the event of any delay in performance due to the inability to deliver full services as the result of medical emergencies, groundings outside the channel markers, maintenance, inspections, mechanical failures and breakdowns or time spent waiting on crew readiness. During offhire periods all charges for the Vessel, including boat and barges, shall cease. The Vessel shall not be considered offhire in the event of navigational delays, including locking and docking, groundings within the channel markers, or delays due to weather.

         2. INVOICING & PAYMENT. Owner shall receive payment for service rendered with thirty (30) day invoice. All other rebillable items, including, but not limited to, shifting invoices, fleeting invoices, shore tanker man charges, fresh air apparatus rental and the like shall be due net upon receipt and payable to Owner's designated bank.

         3. DEMISE OF CHARTER. The Master of a Vessel, although appointed by and in the employ of the Owner and subject to the Owner's direction and control, shall observe the orders of the Charterer in connection with the Charterer's agencies, arrangements, and employment of the Vessel's services hereunder. NOTHING IN THIS CLAUSE OR ELSEWHERE IN THIS AGREEMENT SHALL BE CONSTRUED AS CREATING A DEMISE OF THE VESSEL TO CHARTERER OR AS VESTING CHARTERER WITH ANY CONTROL OVER THE PHYSICAL OPERATION OR NAVIGATION OF THE VESSEL.

         4. POLLUTION PREVENTION. Owner will in the case of an escape or discharge of oil or other product or threat of escape or discharge of oil or other product from the Vessel into navigable waters of the United States in which the Vessel is operating (whether or not caused by Vessel's negligence), promptly undertake such measures as are reasonably necessary which may be required by applicable laws, rules and regulations to prevent pollution damage from thereby arising and to mitigate any such damage. If an escape of discharge of oil or other product occurs from the Vessel into the navigable waters of the United States or when an escape or discharge of oil or other products from the Vessel causes or threatens to cause pollution damage, or when there is the threat of an escape or discharge of oil (i.e., a grave and imminent danger of the escape or discharge of oil which, if it occurred, would create a serious danger of pollution damage), Charterer may at option, and upon notice to Owner and on the conditions set forth herein below, undertake such measures as are reasonably necessary to prevent or mitigate resulting pollution damages, unless Owner promptly undertakes same. Charterer shall keep Owner advised of the measure intended to be taken by it. Any of the aforementioned measures actually taken by the Charterer shall be at Owner's expense (except to the extent that such escape or discharge was caused or contributed to by Charterer). Provided that if Owner believes that such measures should not be undertaken or should be discontinued, Owner may so notify Charterer and thereafter Charterer, if it elects to continue said cleanup measures, shall do so at its own risk and expense.

         5. INDEMNITY. Owner covenants and agrees to fully defend, protect, indemnify and hold harmless Charterer, its employees and agents from and against each and every claim, demand or cause of action and any liability, cost, expense (including, but not limited to, reasonable attorney's fees and expenses incurred in the defense of Charterer), damage or loss in connection therewith, which may be made or asserted by Owner, or Owner's employees or agents, subcontractors, or any third parties including, but not limited to Charterer's agents, servants or employees on account of personal injury or death or property damage to the extent of Owner's negligence.

Charterer covenants and agrees to fully defend, protect, indemnify and hold harmless, Owner, its employees and agents from and against each and every claim, demand or cause of action and any liability, cost, expense (including, but not limited to, reasonable attorney's fees and expenses incurred in the defense of Owner), damage or loss in connection therewith, which may be made or asserted by Charterer or Charterer's employees or agents, subcontractors, or any third parties including, but not limited to Owner's agents, servants or employees on account of personal injury or death or property damage to the extent of Charterer's negligence.

         6. ARBITRATION. Each party will select their own arbitrator. Then the two arbitrators will select a third arbitrator. In the event these two arbitrators cannot agree on a third arbitrator then a state district judge in Gregg County, TX will select the third arbitrator.

         7. INSURANCE: Subject to availability to pollution bonds at commercially acceptable rates and certificates of financial responsibility from underwriters, during the period of this agreement, Owner shall make all reasonable attempts to comply with all financial capability, responsibility, security or like laws, regulations and/or requirements of whatsoever kind relating to the Vessels with respect to oil and/or other pollution damage applicable to the Vessel entering, leaving, remaining at or passing through any ports or places or waters in the performance of this agreement. Subject as aforesaid, Owner at its sole risk and expense shall make all reasonable attempts to arrange by bond, insurance or otherwise and obtain all such certificates or other documentary evidence and take all such other action, as may be necessary, to satisfy such laws, regulations and/or other requirements. Owner warrants that they have in place at the Commencement Date coverage for oil pollution of U.S. $500,000,000.


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Hull and Protection and Indemnity coverage shall be carried with first class underwriter by Owner for Owner's account, with Charterer named as additional assure. Owner shall also carry, at Owner's expense, American Club, or other water pollution coverage, as required by law.

         8. COMPLIANCE: Upon delivery, Owner warrants that the Vessel will be in compliance with all applicable government regulations.

         9. CHARTERER'S REPRESENTATIVES: Charterer's representatives may board the Vessel at any convenient place to observe cargo-handling operations, to inspect logs and certificates, and to confirm that Owner is fulfilling its obligations under this agreement.

         10. OUTTURN: Any shortage in outturn (unless resulting from a condition described in Force Majeure Clause above), in excess of one-half of one percent (0.5%) in volume shall be for the account of Owner on an evaluation declared by the Charterer at the time of discharging provided that Owner shall not be liable for any shortage in outturn unless a comparison of barge ullage figures at loading port and at discharge port established that a volume loss in excess of one-half of one percent (0.5%) has actually occurred.

         11. DRUG & ALCOHOL ABUSE POLICY: Owner warrants that it has a policy on Drug and Alcohol Abuse applicable to the Vessel which meets and exceeds the standards set forth by the U.S. Coast Guard. Owner further warrants that this Policy will remain in effect during the term of this agreement and Owner shall exercise diligence to ensure that Policy is complied with.

         12. CONDITIONS OF EQUIPMENT: The Owner shall, before and at commencement of each voyage, exercise due diligence to make the entire Vessel seaworthy and in good operating condition, properly manned, equipped and supplied for the voyage, and to make the pipes, pumps and coils tight, staunch, strong and in every respect fit for the voyage, and to make the tanks and other spaces in which cargo is to be carried fit and safe for its carriage and preservation. Owner will provide, at the time of delivery and thereafter keep in force during the period of this agreement, a valid and subsisting certificate or other permit issued by the United States Coast Guard (or other governmental bureau or department having jurisdiction thereof) approving the barges for the transportation and carriage of inflammable liquids having a Reid Vapor Pressure of less than fourteen (14) pounds per square inch. Owner warrants that the barge is capable of discharging at a rate of twenty-five hundred (2,500) barrels per hour or is able to maintain one hundred (100) PSI at the rail; otherwise, the Vessel shall be considered off-hire for all excess pumping time.

         13. WHARFAGE AND DOCKAGE: Owner's equipment shall be free of wharfage and dockage charges at loading and discharging ports.

         14. SUBLET: Charterer has the right to sublet the Vessel for third party work and act as deponent owner; however, Charterer shall always remain responsible for the fulfillment of this agreement in all its terms and conditions.

         15. GENERAL AVERAGE: Notwithstanding anything herein to the contrary, in the event of accident, danger, damage or disaster before or after the commencement of the voyage resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the Vessel including her barge or barges, are not responsible by statute, contract, or otherwise, the cargo and its barge, jointly and severally, shall contribute in General Average to the payment of any sacrifices, losses or expenses of a General Average nature that may be made or incurred, by a barge or its cargo, and in a like manner, shall pay salvage and special charges incurred in respect to the common safety of both cargo and its barge. If a salving vessel is owned or operated by the Owner, salvage shall be paid for as fully as if the salving vessels belong to strangers, General Average shall be adjusted, stated and settled according to York-Antwerp Rules 1974, Excluding Rule XXII thereof, at such port or place in the United States as may be selected by barge owners with cargo owner's approval, and as to matters not provided for by the rules mentioned, according to the laws and usages of the Port of New York.

         16. FORCE MAJEURE: The Vessel, its captain and Owner shall not, unless otherwise in this agreement expressly provided, be responsible for any loss or damage arising or resulting from: any act, default or barratry of the captain, pilots, mariners, or other servants of the Owner in the navigation or management of the vessel; fire, unless caused by the personal design or neglect of the Owner; collision, stranding or peril, danger or accident of navigable waters; saving or attempting to save life or property; wastage in weight or bulk, or any other loss or damage arising from inherent defect, quality or vice of the cargo; any act or omission of the Charterer, Owner, shipper or consignee of the cargo, their agents or representatives; insufficiency or inadequacy of marks; explosion, bursting of boilers, breakage of shafts, or any latent defect in hull, equipment or machinery; unseaworthiness of the Vessel unless caused by want or due diligence on the part of the Owner to make the Vessel seaworthy or to have it properly manned, equipped and supplied; or from any other cause of whatsoever kind arising without the actual fault of privity of the Owner. And neither the Vessel, its captain or Owner, nor the Charterer, shall, unless otherwise in this agreement expressly provided, be responsible for any loss or damage or delay or failure in performing hereunder arising or resulting from; act of God, act of war; act of public enemies, pirates or assailing thieves; acts of terrorism; arrest or restraint of princes, rulers of people, or seizure under legal process provided bond is promptly furnished to release the Vessel or cargo; strike or lockout or stoppage or restraint of labor from whatever cause, either partial or general, or riot or civil commotion.